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                                                                      EXHIBIT 1


     TO BUSINESS AND TECHNOLOGY EDITORS:

             INTEK and Securicor Complete Final Step of Transaction

                LOS ANGELES and SURREY, England, Dec. 4/PRNewswire/ -- In a joint statement today, INTEK Diversified Corporation ("INTEK") (Nasdaq
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     SmallCap: IDCC) of Los Angeles, California and Securicor
     Communications Limited ("Securicor") of Surrey, England announced that INTEK has acquired all of the issued and outstanding shares of
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     Securicor Radiocoms Limited ("Radiocoms") of the UK, a wholly owned subsidiary of Securicor. Included in the acquisition is indirect ownership of $10 million in preferred stock of E.F. Johnson Co. INTEK
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     has also established a $15 million loan facility from Securicor for operation of the consolidated business. In payment for Radiocoms, INTEK has issued 25 million shares of common stock to Securicor and
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     the transaction will be accounted for as a reverse merger.  This transaction marks the conclusion of the planned three-way combination, as previously announced on June 18, 1996, which combines INTEK's Roamer One specialized mobile radio airtime services business with the U.S. land mobile radio distribution business of Midland and the linear modulation wireless technology and manufacturing operations of
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     Radiocoms.

               Radiocoms has certain intellectual property rights, know-how and technology expertise that have allowed it to develop and manufacture a linear modulation technology that is a spectrally efficient means of two-way wireless communication within in a very
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     narrow bandwidth.  Roamer One, a wholly owned subsidiary of INTEK and
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     the largest single purchaser of Radiocoms equipment in the U.S., is primarily engaged as a manager of 220MHz trunked radio systems. As of December 1, 1996, Roamer One had completed construction of over 1,000 channels utilizing the Radiocoms' equipment. Roamer One plans to later combine these channels into local and regional roaming groups to provide wide area coverage including multiple repeater sites.

               Newly elected Chairman of the Board, Dr. Edmund Hough stated, "This transaction marks the beginning of New INTEK, capable of
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     competing on a global scale as a vertically integrated wireless
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      communications company.  We believe the combination of Radiocoms'
     linear modulation technology and expertise in design and manufacture, together with the established distribution business of Midland and the airtime business of Roamer One will allow INTEK to gain access to
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     markets previously dominated by much larger firms."

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               INTEK had earlier acquired the U.S. land mobile radio
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     business of Midland International Corporation, a wholly owned subsidiary of Simmonds Capital Limited ("SCL"), together with the
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     Midland trademark and certain other assets required to operate the business. Midland has historically been among the top U.S. distributors of land mobile radio products and operates primarily through a well established base of value added resellers and authorized dealers in the U.S. Management anticipates that Midland will play an instrumental role in the sale and distribution of linear modulation products intended for use on the Roamer One network of specialized mobile radio systems and to other end-users and operators of wireless communication systems. In connection with the closing of
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     the Radiocoms acquisition, 1,695,000 shares of INTEK common stock were
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     released from escrow to SCL.  There are 655,000 INTEK shares remaining
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     in escrow for SCL pending calculation of possible pricing adjustments.

               INTEK Diversified Corporation is a publicly traded company
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     listed on the Nasdaq small cap exchange (symbol: "IDCC").  Through its wholly owned subsidiaries, Midland USA and Roamer One, INTEK has been
                                                            -----
     involved with the distribution of land mobile radio products and the construction, operation and management of specialized mobile radio systems in the United States.

               Securicor plc is a major UK-based international organization, with core businesses in security services, parcels and freight distribution, and fixed and mobile telecommunications. Its telecommunications interests include a 40 percent ownership in Cellnet, the UK cellular operator which currently has in excess of 2 million subscribers. Securicor's shares are traded on the London Stock Exchange (symbol: "Securicor").


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